EXHIBIT 99.A3A

                                  Exhibit 3(a)
                     Form of Master Service and Distribution
                              Compliance Agreement


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              MASTER SERVICE AND DISTRIBUTION COMPLIANCE AGREEMENT

         This Agreement, made this 26th day of February, 1991, by and among IDEX Distributors, Inc. ("IDI") and Western Reserve Life Assurance Co. of Ohio ("WRL"), on its own behalf and on behalf of WRL Series Life Account and WRL Series Annuity Account (the "Series Accounts"), separate accounts of WRL.

         WHEREAS, WRL offers for sale certain variable life insurance policies and variable annuity contracts (hereinafter collectively referred to as the "Policies") funded by the Series Accounts, unit investment trusts registered under the Investment Company Act of 1940 ("1940 Act"), pursuant to effective registration statements filed with the Securities and Exchange Commission under the Securities Act of 1933 ("Securities Act"); and

         WHEREAS, IDI is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("1934 Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

         WHEREAS, WRL desires to engage IDI in connection with the distribution of the Policies to maintain certain books and records, perform certain administrative and marketing services, and to fulfill certain regulatory requirements as set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                               I. SERVICES OF IDI

         A. APPOINTMENT. WRL hereby appoints IDI, and IDI hereby accepts the appointment as, Master Service and Distributor of the Policies.

         B. DUTIES. IDI shall perform certain administrative, regulatory and other services with respect to the distribution of the Policies as described herein. IDI agrees to use its best efforts in performing such activities.

         C. WRITTEN AGREEMENTS. IDI shall enter into Agreements with broker-dealer firms ("Broker-Dealers") whose registered representatives have been or shall be licensed and appointed as life insurance agents of WRL. WRL shall pay all fees associated with the appointment of such registered representatives shall be authorized to solicit applications for the purchase of the Policies. Such Agreements shall include such terms and conditions as IDI may determine not inconsistent with this Agreement. Provided, however, any such Agreement shall provide in substance:

              1. Broker-Dealer shall ensure that the Policies will be offered, sold and serviced only through persons who comply with all appropriate state insurance licensing requirements.

              2. Broker-Dealer shall agree that in performing its duties under the Policies, Broker-Dealer shall be acting as an independent contractor, and not as an agent or employee of WRL or IDI.

              3. Broker-Dealer shall indemnify and hold harmless WRL and IDI from any claims, damages, expenses, liabilities or causes of action, asserted or brought by anyone, resulting from any negligent, fraudulent, or intentional acts, omissions, or errors of Broker-Dealer, its employees, registered representatives, other representatives, or agents in the offering for sale, solicitation, or servicing of the Policies, and from any negligent, fraudulent, or


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                  intentional acts, omissions, or errors of Broker-Dealer, its employees, registered representatives, other representatives, or agents in violation of Federal or State laws or regulations and NASD rules of any nature, applicable to the offering for sale, solicitation, or servicing of the Policies.

              4. Broker-Dealer shall assume full responsibility for the activities of all persons associated with it who are engaged directly or indirectly in the sales and securities operations of Broker-Dealer. Broker-Dealer shall indemnify and hold harmless IDI and WRL from any claims, damages, expenses, liabilities or causes of action, asserted or brought by anyone, resulting from any private business transactions of any associated persons which are the subject of this paragraph.

         In obtaining and entering into written Agreements with Broker-Dealers, IDI will in all respects conform to the requirements of all state and federal law, and the Rules of Fair Practice of the NASD.

         D. RECORDKEEPING. IDI shall maintain and preserve, or cause to be maintained and preserved, such accounts, books, and other documents as are required of it by the 1940 Act, the 1934 Act and any other applicable laws and regulations, including without limitation Rules 17a-3 and 17a-4 under the 1934 Act. The books, accounts and records of IDI as to services provided hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions.

            The payment of premiums, purchase payments, commissions and other fees and payments in connection with the Policies shall be reflected on the books, records and accounts of IDI as required under applicable NASD regulations and federal and state securities law requirements. WRL and IDI, from time to time during the term of this Agreement, shall agree as to the ministerial responsibility for maintaining and preserving the books, records and accounts kept in connection with the Policies; provided, however, in the case of books, records and accounts kept pursuant to a requirement of applicable law or regulation, the ultimate and legal responsibility for maintaining and preserving such books, records and accounts shall be that of the party which is required to maintain or preserve such books, records and accounts under the applicable law or regulations, and such books, records and accounts shall be maintained and preserved under the supervision of that party.

         E. PROMOTIONAL PROGRAM. IDI shall prepare a sales promotional program for the Policies and assist agents in utilizing the program. In addition, IDI shall provide Broker-Dealers and agents with sufficient quantities of sales promotional materials, prospectuses, sample Policies, applications and any necessary service forms.

         F. SALES MATERIAL AND OTHER DOCUMENTS.

               1. IDI'S RESPONSIBILITIES. IDI shall be responsible for:

                  (a) the design, preparation and printing of promotional material to be used in the distribution of the Policies, subject to WRL's approval; and

                  (b) the approval of promotional material by the SEC and the NASD, where required.

               2. WRL'S RESPONSIBILITIES.

                  (a) WRL shall provide IDI with sufficient quantities of prospectuses regarding the Policies and the Series Account.

                  (b) WRL shall be responsible for the approval of promotional material by state and other local insurance regulatory authorities, if required.

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         G. PAYMENTS TO BROKER-DEALERS. Commissions or other fees due to the
Broker-Dealer or its representatives in connection with the sale of the Policies shall be paid by WRL acting on behalf of and as a ministerial duty for IDI to the persons entitled thereto in accordance with the applicable agreement between each such Broker-Dealer or representative and IDI and/or WRL. IDI shall assist WRL in the payment of such amounts as WRL shall reasonably request, provided that IDI shall not be required to perform any acts that would subject it to registration under the insurance laws of any state. The responsibility of IDI shall include the performance of all activities by IDI necessary in order that the payment of such amounts fully complies with all applicable state and federal securities laws. Unless otherwise agreed to by WRL in writing, neither IDI nor any representatives shall have an interest in any surrender charges, deductions or other fees payable to WRL as set forth herein.

         H. COMPLIANCE. IDI shall, at all times, when performing its functions under this Agreement, be registered as a securities broker-dealer with the SEC and be a member of the NASD and licensed or registered as a securities broker-dealer in those jurisdictions where the performance of the duties contemplated by this Agreement would require such licensing or registration. IDI represents and warrants that it shall otherwise comply with provisions of federal and state law in performing its duties hereunder.

         I. PAYMENT OF EXPENSES BY WRL. WRL shall pay the costs incurred in connection with IDI's provision of services hereunder and the distribution of the Policies, including those expenses incurred in connection with the printing of the prospectuses of the Series Account and for WRL Series Fund, Inc. (the "Fund") to be used in connection with the distribution of the Policies (to the extent that the Fund does not incur such expenses), and the preparation of sales literature and promotional materials for the Policies. WRL shall furnish IDI with copies of all documents that IDI reasonably requests for use in connection with the distribution of the Policies.

                             II. GENERAL PROVISIONS

         A. INSPECTION OF BOOKS AND RECORDS. IDI and WRL agree that all records relating to services provided hereunder shall be subject to reasonable periodic, special or other audit or examination by the SEC, NASD, or any state insurance commissioner or any other regulatory body having jurisdiction. IDI and WRL agree to cooperate fully in any securities, insurance or judicial regulatory investigation, inspection, inquiry or proceeding arising in connection with the services provided under this Agreement, or with respect to IDI or WRL or their affiliates, to the extent related to the distribution of the Policies. IDI and WRL will notify each other promptly of any substantive customer complaint or notice of regulatory proceeding, and, in the case of a customer complaint, will cooperate in arriving at a mutually satisfactory response. WRL and IDI shall each cause the other to be furnished with such reports as it may reasonably request for the purpose of meeting its reporting and recordkeeping requirements.

         B. COMPENSATION. Unless otherwise agreed to by the parties hereto, IDI will receive no compensation for the services IDI performs hereunder. IDI acknowledges the receipt of good and valid consideration in connection with this Agreement in that IDI and WRL are each a wholly-owned subsidiary of Pioneer Western Corporation and IDI recognizes that it is beneficial to it to perform the duties required of it hereunder.

         C. TERMINATION. Subject to termination as hereinafter provided, the Agreement shall remain in full force and effect until terminated as herein provided.

              1. This Agreement may be terminated by either partner hereto upon 60 days written notice to the other party.

              2. This Agreement may be terminated upon written notice of one party hereto in the event of the bankruptcy or insolvency of such part to which the notice is given.

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              3.  This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

              4. This Agreement shall automatically be terminated in the event of its assignment.

              5. Upon termination of this Agreement, all authorizations, rights, and obligations shall cease except the obligations to settle accounts hereunder, including payments of premiums subsequently received for Policies in effect at the time of termination or issued pursuant to applications received by WRL prior to termination.

         D. REGISTRATION. WRL agrees to use its best efforts to effect and maintain the registration of the Policies under the Securities Act and the Series Accounts under the 1940 Act, and to qualify the Polices under the state securities and insurance laws. WRL will pay or cause to be paid expenses (including the fees and disbursements of its own counsel) of the registration and maintaining of the Policies under the Securities Act and the Series Accounts under the 1940 Act, and to qualify the Policies under the state securities and insurance laws.

         E. EXCLUSIVITY. The services of IDI to the Series Accounts hereunder are not to be deemed exclusive and IDI shall be free to render similar services to other so long as its services hereunder are not impaired or interfered with hereby.

         F. AUTHORITY. IDI shall have authority hereunder only as expressly granted in this Agreement.

         G. BINDING EFFECT. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement constitutes the entire Agreement between the parties hereto and may not be modified except in written instrument executed by all parties hereto. This Agreement supersedes in its entirety any and all previous agreements among the parties hereto with respect to the Polices; provided, however, any former agreement shall survive with respect to any Policies offered or sold during the term thereof.

         H. MISCELLANEOUS. This Agreement shall be subject to the provisions of the Investment Company Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, the term "assignment" shall not include any transaction exempted from Section 15(b)(2) of the Investment Company Act.


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         I. GOVERNING LAW. This Agreement shall be governed by and constituted in accordance with the laws of the State of Florida.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunto duly authorized, as of the day and year first above written.

                                        WESTERN RESERVE LIFE ASSURANCE
                                        CO. OF OHIO, on its own behalf and
                                        on behalf of WRL SERIES LIFE ACCOUNT and WRL SERIES ANNUITY ACCOUNT


                                        By: /s/ THOMAS E. MORGAN
                                           ---------------------------
                                        Title: PRESIDENT


                                        IDEX DISTRIBUTORS, INC.


                                        By: /s/ G. JOHN HURLEY
                                           ---------------------------
                                        Title: PRESIDENT